"RTC" means the material omitted has been filed with the Securities and Exchange Commission with an application requesting confidential treatment.

                        LICENSE AND PROMOTION AGREEMENT


This License and Promotion Agreement (this "Agreement") is entered into as of November 9th 1999 (the "Effective Date") by and between SportsLine USA, Inc. ("SPLN"), a Delaware corporation with its principal place of business at 6340 NW 5th Way, Fort Lauderdale, Florida 33309 and PredictIt, Inc. ("Company"), a Delaware corporation with its principal place of business at 694 8th Ave., 5th Floor, New York, NY 10036 and recites and provides as follows:

                                    RECITALS

1. SPLN and/or its affiliates operate certain sports-oriented online services distributed via various platforms including but not limited to on the World Wide Web (the "Web") portion of the Internet including the CBS SportsLine service (the "SportsLine Service"), the Vegas Insider service (the "Vegas Insider Service"), and tips.sports.com (the "Tips Service").

2. Company operates an end user generated online sports prediction-service (the "Company Service") distributed via various platforms including but not limited to on the Web at URL http://www.predictit.com.

3. For purposes of this Agreement, "Internet" shall mean a global network of interconnected computer networks, each using the Transmission Control Protocol/Internet Protocol (and/or such other standard network interconnection protocols as may be adopted from time to time), which is used to transmit content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether delivered through online browsers, commercial online services, offline browsers (a browser that allows users to access a site without requiring an online connection) or through push technology, electronic mail, broadband distribution (high bandwidth above 56kb), satellite, wireless or otherwise.

4. Company agrees to design, produce, host, operate, maintain and support three different co-branded private label versions of the Company Service on behalf of SPLN and its affiliates in accordance with the terms and conditions of this Agreement (each, a "Co-Branded Service"; and collectively the "Co-Branded Services").

                                    AGREEMENT

NOW THEREFORE, for and in consideration of the mutual terms and conditions set forth herein, and other good and valuable consideration, the adequacy of which are hereby acknowledged, the parties agree as follows:

1.       Recitals. The Recitals are incorporated herein by reference.

2. Term. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years from the date of launch of the first Co-Branded Company Service, unless earlier terminated as provided herein (the "Term"). For purposes of the foregoing, the date of launch shall be the date on which the first Co-Branded Service is generally available to end users (the "Launch Date"). SPLN and Company shall use commercially reasonable efforts to ensure that all Co-Branded Services are generally available to end users no later than ninety (90) days after the Effective Date.

3.       Co-Branded Service.
         ------------------

a) Design ,Creation and Maintenance of Co-Branded Services. Company shall design, develop and maintain the following three (3) versions of the Co-Branded Service:

         i) A version co-branded for the SportsLine Service (the "SportsLine Co-Branded Service") which shall be accessible at the second level domain sportsline.com (or other second level domain designated in the sole and exclusive discretion of
                  SPLN) under a "predictit" tertiary domain (i.e., predictit.sportsline.com) or other third level domain

                          CONFIDENTIAL AND PROPRIETARY
                  mutually agreed upon between the parties. The SportsLine Co-Branded Service shall each have the "look and feel" of the SportsLine Service as designated by SPLN in its sole discretion, with mutually agreed upon Company and SPLN co-branding. All navigation within the pages of the SportsLine Co-Branded Service shall link only to other pages within the SportsLine Co-Branded Service (i.e., all links will stay in-channel on the "sportsline.com" domain) or to the SportsLine Service. SPLN shall have the option of designing and hosting an intermediate "jump page" on its servers which shall provide information about the SportsLine Co-Branded Service and provide links for SportsLine Service end users to register for and log-in to the SportsLine Co-Branded Service. Company will launch the SportsLine Co-Branded Service only upon final written approval from SPLN. Company shall be solely responsible for all programming content of the SportsLine Co-Branded Service subject to the SportsLine Service Content Standards attached hereto as Exhibit A and subject to change with prior written notice to Company. SPLN shall have the right to demand immediate removal of any content on the SportsLine Co-Branded Service that it (or CBS) finds objectionable in its sole discretion. SPLN shall have the right to approve and modify, in the sole and exclusive discretion of SPLN, the SportsLine Co-Branded Service end user terms of service.

         ii) A version co-branded for the Vegas Insider Service (the "Vegas Co-Branded Service") which shall be accessible at the second level domain vegasinsider.com (or other second level domain designated in the sole and exclusive discretion of SPLN) under a "predictit" tertiary domain (i.e., predictit.vegasinsider.com or other third level domain mutually agreed upon between the parties). The Vegas Co-Branded Service shall have the "look and feel" of the Vegas Insider Service as designated in the sole and exclusive discretion of SPLN with mutually agreed upon Company and SPLN co-branding. All navigation within the pages of the Vegas Co-Branded Service shall link only to other pages within the Vegas Co-Branded Service (i.e., all links will stay in-channel on the "vegasinsider.com" domain) or to the Vegas Insider Service. SPLN shall have the option of designing and hosting an intermediate "jump page" on its servers which shall provide information about the Vegas Co-Branded Service and provide links for Vegas Insider Service end users to register for and log-in to the Vegas Co-Branded Service. Company will launch the Vegas Co-Branded Service only upon final written approval from SPLN. Company shall be solely responsible for all programming content of the Vegas Co-Branded Service subject to the Vegas Insider Service Content Standards attached hereto as Exhibit B and subject to change with prior written notice to Company. SPLN shall have the right to demand immediate removal of any content on the Vegas Co-Branded Service that it finds objectionable in its sole discretion. SPLN shall have the right to approve and modify, in the sole and exclusive discretion of SPLN, the Vegas Insider Co-Branded Service end user terms of service.

         iii) A version co-branded for the Tips Service (the "Tips Co-Branded Service") which shall be accessible at the second level domain sports.com (or other second level domain designated in the sole and exclusive discretion of
                  SPLN) under a "predictit" tertiary domain (i.e., predictit.sports.com or other third level domain mutually agreed upon between the parties). The Tips Co-Branded
                  Service shall have the "look and feel" of the Tips Service as designated in the sole and exclusive discretion of SPLN with mutually agreed upon Company and SPLN co-branding. All navigation within the pages of the Tips Co-Branded Service shall link only to other pages within the Tips Co-Branded Service (i.e., all links will stay in-channel on the "sports.com" domain) and to the Tips Service. SPLN shall have the option of designing and hosting an intermediate "jump page" on its servers which shall provide information about the Tips Co-Branded Service and provide links for Tips Service end users to register for and log-in to the Tips Co-Branded Service. Company will launch the Tips Co-Branded Service only upon final written approval from SPLN. Company shall be solely responsible for all programming content of the

                          CONFIDENTIAL AND PROPRIETARY

                  SportsLine Co-Branded Service subject to the Tips Service Content Standards attached hereto as Exhibit C and subject to change with prior written notice to Company. SPLN shall have the right to demand immediate removal of any content on the Tips Co-Branded Service that it finds objectionable in its sole discretion. SPLN shall have the right to approve and modify, in the sole and exclusive discretion of SPLN, the Tips Co-Branded Service end user terms of service.

         iv) "SPLN Materials" shall mean any proprietary images, artwork, text, graphics (including, without limitation the SportsLine Service user interface, the Vegas Insider Service user interface and the Tips Service user interface) or other information or materials owned, controlled by or licensed to SPLN and/or its affiliates and provided to Company hereunder.

         b) Hosting and Operation. Company shall host the Co-Branded Services on a 24/7 basis on servers owned by Company at the domains set forth in sub-section 3(a) above and in conformance with the Co-Branded Services Operating Standards set forth in Exhibit F attached hereto.

         c)       Co-Branded Service Features.


         i) At a minimum, the SportsLine Co-Branded Service shall provide a platform for SportsLine Co-Branded Service end users to (a) make predictions on upcoming sporting events, and (b) to view both past and future predictions of other SportsLine Co-Branded Service end users and end users of other similar Company Services other than the Co-Branded Company Services (it being understood that such other end users shall not be identified according to the Company Service through which they are participating). In addition, the prediction performance of each participating end user will be tracked and rated according to Company's rating system, the results of which shall be made generally available to all SportsLine Co-Branded Service end users in a format acceptable to SPLN. Each SportsLine Co-Branded Service end user will be rewarded by Company every time such end user's future predictions are viewed by other end users in the Company System in accordance with Section 3(c)(iv) below. For purposes of this Agreement, "Company System" shall mean the aggregate of Co-Branded Services and other non-SPLN branded Company Services. The SportsLine Co-Branded Service shall be limited to "straight-up" (win/lose) prediction types (i.e., no odds or against the spread predictions) and no wagering line of any kind may be used in conjunction with the SportsLine Co-Branded Service. The SportsLine Co-Branded Service shall consist of all elements and functionality of the Company Service as of the Effective Date, except as directed by SPLN. In addition, at no additional cost to SPLN, Company shall integrate into the SportsLine Co-Branded Service all new features developed by Company. Revenue from any such additional service features integrated into the SportsLine Co-Branded Service shall be shared by the parties in a mutually agreed upon manner, subject to [RCT] prior written approval.


         ii) At a minimum, the Vegas Co-Branded Service shall: provide a platform for Vegas Insider Co-Branded Service end users to,
                  (a) make predictions on upcoming sporting events, and (b) to view both past and future predictions of other similar Vegas Co-Branded Service end users and end users of other Company Services other than the Co-Branded Company Services (it being understood that such other end users shall not be identified according to the Company Service through which they are participating). In addition, the prediction performance of each participating end user will be tracked and rated according to Company's rating system, the results of which will be made generally available to all Vegas Co-Branded Service end users in a format acceptable to Vegas Insider. Each Vegas Co-Branded Service end user will be rewarded by Company every time an end user's future predictions are viewed by other end users in the Company System in

                          CONFIDENTIAL AND PROPRIETARY
                  accordance with Section 3(c)(iv) below. The Vegas Insider Co-Branded Service shall consist of all elements and functionality of the Company Service as of the Effective Date, except as directed by SPLN. In addition, at no additional cost to SPLN, Company shall integrate into the Vegas Co-Branded Service all new features developed by Company, subject to SPLN prior written approval. Revenue from any such additional service features integrated into the Vegas Co-Branded Service shall be shared by the parties in a mutually agreed upon manner.

         iii) At a minimum, the Tips Co-Branded Service shall provide a platform for Tips Co-Branded Service end users to, (a) make predictions on upcoming sporting events, and (b) to view both past and future predictions of other similar Tips Co-Branded Service end users and end users of other Company Services other than the Co-Branded Company Services (it being understood that such other end users shall not be identified according to Company Service through which they are participating). In addition, the prediction performance of each participating end user will be tracked and rated according to Company's rating system, the results of which will be made generally available to all Tips Co-Branded Service end users in a format acceptable to SPLN. Each Tips Co-Branded Service end user will be rewarded by Company every time an end user's future predictions are viewed by other end users in the Company System in accordance with Section 3(c)(iv) below. The Tips Co-Branded Service shall consist of all elements and functionality of the Company Service as of the Effective Date, except as directed by SPLN. In addition, at no additional cost to SPLN, Company shall integrate into the Tips Co-Branded Service all new features developed by Company, subject to SPLN prior written approval. Revenue from any such additional service features integrated into the Tips Co-Branded Service shall be shared by the parties in a mutually agreed upon manner.


         iv) Company shall, at Company's sole expense, compensate end users of the Co-Branded Services in accordance with the following:
                  (a) end users of the Co-Branded Services that post predictions on future sporting events shall earn a credit in the amount of [RCT] for each other end user of the Company System (regardless of the service through which the end user is participating) that draws a page view containing such predictions. For purposes of calculating such credits, the maximum credit to which an end user posting predictions is entitled shall be [RCT] per prediction access. For purposes of the foregoing, a "prediction access" shall mean a single page view per calendar day of a posting end users' predictions within a single sports category (e.g. NFL) by a unique end user other than the end user whose predictions are viewed
                  (it being understood that within a single calendar day, any one page view shall count towards a credit regardless of the number of page views and the number of predictions posted within a single category). Once an end user accumulates credits equivalent to [RCT] or greater. Company shall tender payment, denominated in US funds, equivalent to the dollar and cent value of the user's accrued credits for the most recent period reported. Accrued credits are calculated by taking the end user's lifetime accrued credits less the value of any payments previously issued to such end user by Company. Users who have earned money will receive payment by check sent through US Mail during the month following the end of the quarter in which the money was accrued. The Co-Branded Services shall provide end users of the Co-Branded Services with an online accounting function for end users of the Co-Branded Services to view real-time page views of such end users' predictions and compensation balance and the date on which the compensation payment will sent to such end user. Company will provide SPLN with quarterly reporting of all payments made to end users of the Co-Branded Services.


                          CONFIDENTIAL AND PROPRIETARY

         d) Co-Branded Service Customer Support. At no additional cost to SPLN or its affiliates and at no cost to end users, Company shall provide end users of each Co-Branded Service with the following customer support services:

                  i) up-to-date online support information, including FAQ's; telephone support during Company's regular business hours as follows: Monday through Friday 9:00 a.m. to 6:00 p.m. Eastern Time. Company will provide a dedicated phone mail extension for off-hours with a call back to users provided on next business day.

                  ii) Email support with email response time by Company to end users of each Co-Branded Service not to exceed twenty-four (24) hours from receipt of end user emails, or next business day during times outside of the Company's regular business hours.

                  iii) At no additional cost to SPLN or its affiliates, Company agrees to increase levels of customer service (including, without limitation, hours of coverage, quantity and quality of telephone service representatives and email response) as necessary and required to maintain the highest quality end user experience.


         e) Co-Branded Services Back End Technical Support. At no additional cost to SPLN or its affiliates, Company shall provide SPLN live emergency technical support via telephone on a [RCT] basis. Company shall provide SPLN with any names, phone numbers, email addresses and pager numbers required in connection with the foregoing.


         f) Continuation of Service. In the event that SPLN no longer wishes to offer the Co-Branded Service to its end users, it shall have the right to allow this Agreement to expire pursuant to the terms hereof. In such case, Company shall stop offering the Co-Branded Services to end users of the Co-Branded Service upon such expiration, but will continue to support services for all end users who registered for such services during the Term prior to the expiration date. Following the expiration or earlier termination of this Agreement, SPLN shall have the right, but not the obligation:

                  i) to maintain a log-in portal or link on the SportsLine Service, the Vegas Service and the Tips Service or other service as designated in the sole and exclusive discretion of SPLN or its affiliates to enable existing end users to access the Company Service at a mutually agreed upon version of the Company Service; and

                  ii) if SPLN elects to provide such services, Company shall be responsible for the orderly transfer of all relevant data for end users at SPLN designated domains to SPLN such that SPLN and/or its affiliates can continue the provision of services for such end users.


         g) Services Exclusivity. Company will not provide any [RCT] or [RCT], or [RCT] with or on behalf of any of the following parties within the [RCT] market ("Services Competitors") during the Term. Services Competitors include any [RCT] or [RCT] (currently including, [RCT] or any affiliates of the foregoing). Services Competitors may be modified from time to time based upon mutual agreement.



         h) Advertising Exclusivity. Company will not [RCT] or [RCT] advertising for any [RCT] or [RCT] of any advertising competitors within the Remnant Inventory on the SportsLine Co-Branded Service, as defined in Section 5 ("each an "Advertising Competitor", collectively "Advertising Competitors") during the Term. Advertising Competitors include, but is not limited, to: (i) any [RCT] or [RCT] (including but not limited to


                          CONFIDENTIAL AND PROPRIETARY

                  [RCT]; (ii) the [RCT] related division of any [RCT]
                  (including but not limited to [RCT]); (iii) the [RCT] related division of any [RCT] or similar [RCT] (regardless of whether such service is accessible through the Internet or otherwise);
                  (iv) any Internet or Web based [RCT] (e.g., [RCT]); and (v) any [RCT] of [RCT] including but not limited to [RCT] (or any of their respective affiliates).


         i) Communications. Company shall be exclusively responsible for all communications with end users of the Co-Branded Services. In the event an end user of the Co-Branded Services contacts Company or Company receives a communication regarding SPLN, or otherwise related to the subject matter of this Agreement (including but not limited to or from end users of the Co-Branded Services, or parties or organizations considered in the trade as VIP (e.g., attorneys, the Better Business Bureau, the United States Postal Service, governmental agencies and consumer columnists or advocates)), Company shall immediately forward such communications to SPLN and SPLN may handle such communication in the sole and exclusive discretion of SPLN.

         4. SPLN Obligations.

         a) Service Promotion and Integration. Subject to the terms and conditions herein, SPLN shall promote, or, as applicable, cause its affiliates to promote, the Co-Branded Services as set forth in Exhibit D attached hereto. Notwithstanding the foregoing, SPLN reserves the sole and exclusive right to provide substitute promotional placements and/or integration of the Co-Branded Services of comparable value as determined in cooperation with Company but in all events in the sole and exclusive discretion of SPLN or its affiliates.

         b) Registration Page. SPLN shall set up a fully automated co-branded registration area on each of the SportsLine Service, the Vegas Insider Service and the Tips Service (collectively the "Co-Branded Services Registration Area") which will allow end users of each respective service to register for the SportsLine Co-Branded Service, the Vegas Co-Branded Service and the Tips Co-Branded Service, as applicable. SPLN or its affiliates shall transmit all such data collected via the Co-Branded Service Registration Area to Company as necessary for Company to provide such end users immediate access to the version of the Co-Branded Service for which such end user registered.

         c) Dedicated Personnel: SPLN will make available to Company the necessary personnel to oversee the relationship between the parties as contemplated hereunder.


         5. Advertising/Sponsorships: Responsibility for Sales. SPLN and its affiliates shall have the [RCT] right to sell all advertising inventory (as of the Effective Date banner ad space is anticipated to be sized at approximately 468x60 pixels and shall be positioned as a header at the top of each page of the Co-Branded Services) in each Co-Branded Service, inclusive of all sponsorship(s) (defined as a non-rotating advertising placement within the Co-Branded Services). All advertising inventory shall be sold through the [RCT] and the participants of which shall be determined in [RCT] discretion. As used herein [RCT] means a network of Web sites for which [RCT] or its affiliates is providing advertising sales services. [RCT] will assign an advertising associate to [RCT] account to coordinate advertising sales for the Co-Branded Services. [RCT] will use, and will cause its affiliates, as applicable, to use commercially reasonable efforts to sell the advertising and sponsorship inventory within the applicable Co-Branded Service at the prevailing market rates, and shall manage all advertising, and sponsorship


                          CONFIDENTIAL AND PROPRIETARY
                  inventory within the Co-Branded Services through proprietary [RCT] or third party advertising management software and tools as determined by [RCT] and its affiliates in their sole discretion.



         a) "Net Advertising Revenue" shall mean the amounts [RCT] by the selling party for the sale of banner advertising and sponsorships, other approved advertising or sponsorships hereunder minus [RCT].



         b) Unsold Inventory. Use of unsold advertising and sponsorship inventory ("Remnant Inventory") in each Co-Branded Service shall be subject to the following conditions:


         i) SportsLine Co-Branded Service. Company and SPLN shall share Remnant Inventory on a [RCT] basis. [RCT] shall have the right to sell run-of-site advertising and to serve advertising promoting [RCT] and its affiliates within its share of Remnant Inventory. [RCT] shall have the right to sell its share of Remnant Inventory in collaboration with similar selling by SPLN with respect to [RCT]-controlled (or [RCT] affiliate controlled) properties. Company will use commercially reasonable efforts to sell the Remnant Inventory within the SportsLine Co-Branded Service at the prevailing market rates. [RCT] allocation of available Remnant Inventory for sale shall be based on the rolling [RCT] of Remnant
                  Inventory in the preceding calendar quarter subject to any diminishment of available Remnant Inventory resulting from sales during the current calendar quarter. No Remnant Inventory may be sold, bartered to or otherwise used for the benefit of any [RCT], and shall be subject to [RCT] or, as applicable, [RCT] affiliate advertising guidelines.
                  In addition, [RCT] shall have the right to remove any advertisement that [RCT] or its applicable affiliate and/or [RCT] reasonably finds objectionable. Notwithstanding the foregoing, no advertising or other promotion within the SportsLine Co-Branded Service may promote gambling, pornography, alcohol, any Advertising Competitors or any CBS competitors or other objectionable advertising without SPLN's prior written approval.



         ii) Vegas Co-Branded Service. [RCT] shall have the right to serve advertising promoting [RCT] and its affiliates within [RCT] of Remnant Inventory on the Vegas Co-Branded
                  Service. [RCT] will have the right to direct [RCT] to serve advertisements that promote the Vegas Co-Branded Service and other mutually agreed upon co-branded products or services on [RCT] of Remnant Inventory within the Vegas Co-Branded Service.



         iii) Tips Co-Branded Service. [RCT] shall have the right to run internal advertisements on [RCT] of Remnant
                  Inventory on the Tips Co-Branded Service. [RCT] will have the right to direct [RCT] to serve advertisements that promote the Tips Co-Branded Service and other mutually agreed upon co-branded products or services on [RCT] of Remnant Inventory within the Tips Co-Branded Service.



         c) Reporting. [RCT] will provide [RCT] with reports containing advertising sales and click through performance in accordance with Exhibit E attached hereto. [RCT] will provide [RCT] with reports which contain information containing advertising sales and traffic performance in accordance with Exhibit E. Delivery of such reports will be in a mutually agreed upon electronic format and schedule.


6.       Financial Terms.

         a) Promotional Fee. In consideration for the integration of the Company Co-Branded Services and related promotion as set forth herein, Company shall pay SPLN a guaranteed, non-refundable fee of one million dollars ($1,000,000) payable in accordance with the following:

                          CONFIDENTIAL AND PROPRIETARY

                  i) Annual Fee. Two hundred fifty thousand dollars ($250,000) upon execution of this agreement, and two
                           (2) payments of two hundred fifty thousand dollars ($250,000) each due and payable on the first and second anniversaries of the Effective Date, respectively.

                  ii) Marketing Fees. SPLN shall invoice Company over the Term for all expenses and costs related to the Co-Op Marketing Platform as described in Paragraph 4 of Exhibit D, subject to a maximum of two hundred fifty thousand dollars ($250,000).

         b) Advertising and Sponsorship Revenue. Commencing on the Launch Date, and on each anniversary of the Launch Date, Company shall receive one hundred percent (100%) of Net Advertising Revenue generated in association with the Co-Branded Services up to an aggregate maximum of two hundred and fifty thousand dollars ($250,000) (the "Annual Recoupment") during the twelve
                  (12) month period immediately following the Launch Date or an anniversary of the Launch Date, as applicable. Notwithstanding the foregoing, if Net Advertising Revenue satisfies the Annual Recoupment during any year of the Term the parties shall share Net Advertising Revenue on a 50/50 basis until the next anniversary of the Launch Date at which time Company shall be entitled to receive one hundred percent (100%) of Net Advertising Revenue in accordance with this sub-section 6(b).

         c) Production Costs. Company shall be solely responsible for all costs associated with designing, producing, hosting, operating, maintaining and supporting each Co-Branded Service, including but not limited to, the provision of hosting services, procuring system operating software and hardware, all network and connectivity costs, and providing customer and technical support as provided herein.

         d) Other Revenue. Any other services and/or features offered as part of the Co-Branded Services shall be on a mutually agreed upon basis, including but not limited to the financial terms thereof, and shall be subject to the written approval by SPLN.


         e) Payments. [RCT] shall remit payment of amounts due to [RCT] hereunder within [RCT] days of the end of each calendar quarter.


7.       User Data.


         a) User Data. For the purposes of this Agreement, "User Data" means all [RCT] information (including but not limited to [RCT] and any other [RCT] collected) submitted by users via the Co-Branded Service and/or the Co-Branded Service Registration Area to either party during the Term. The parties acknowledge that any individual end user of the Internet could be a user of the Company Service and/or the SportsLine Service and/or the Vegas Insider Service and/or the Tips Service through activities unrelated to this Agreement and/or the Co-Branded Service, and that user data gathered independent of this Agreement and/or the Co-Branded Service will not be deemed to be User Data for the purposes of this Agreement. User Data will be deemed to be the [RCT] of the parties during the Term, subject to [RCT] prior written approval of any and all [RCT] database-related activity (to include but not be limited to the use of user data for direct communication with end users via email or other intrusive means of communications) and in accordance with the following restrictions:



                  i) User Data shall be used solely for [RCT] own purposes subject to applicable law, user privacy requests and mutually agreed upon privacy guidelines which must permit each party to comply with the commercially reasonable certification guidelines established by [RCT] and [RCT] respective privacy certification authorities.




                  ii) Company will not sell, disclose, transfer or rent any User Data to any third party.

                          CONFIDENTIAL AND PROPRIETARY

                  iii) Company shall not use User Data to send unsolicited, commercial e-mail (i.e., "spam") , absent a Prior Business Relationship. For purposes of this Agreement, a "Prior Business Relationship" means that a user to whom commercial e-mail is being sent has voluntarily either (i) engaged in a transaction with Company, or (ii) provided information to Company through a contest, registration, or other communication, which included clear notice to the user that the information provided could result in commercial e-mail being sent to that user by Company.


                  iv) Upon the expiration or earlier termination of this Agreement, all [RCT] rights to the User Data granted to [RCT] hereunder shall terminate and automatically revert to [RCT] and [RCT] shall immediately discontinue the use of the User Data and thereafter shall no longer use or have the right to use the User Data.


                  v) This Section 7 shall survive the expiration or earlier termination of this Agreement.

8.       SPLN Services.

         a) SportsLine Service. Other than as expressly provided herein with respect to promotion and integration of the SportsLine Co-Branded Service, SPLN shall have sole and absolute discretion to determine all aspects of the operation of the SportsLine Service and all matters relating to the content, structure and sequence of material appearing on the SportsLine Service. In addition, SPLN shall have sole and absolute discretion to determine the amount and basis of any fee charged to subscribers for use of the SportsLine Service, and SPLN exclusively will bill for and collect all fees charged to subscribers to use the SportsLine Service. Nothing in this Agreement shall limit SPLN's rights regarding charges for any aspect of the SportsLine Service (including any product or service offered by SPLN, whether alone or in conjunction with others, through means of the SportsLine Service).

         b) Vegas Insider Service. Other than as expressly provided herein with respect to promotion and integration of the Vegas Co-Branded Service, SPLN shall have sole and absolute discretion to determine all aspects of the operation of the Vegas Insider Service and all matters relating to the content, structure and sequence of material appearing on the Vegas Insider Service. In addition, SPLN shall have sole and absolute discretion to determine the amount and basis of any fee charged to subscribers for use of the Vegas Insider Service, and SPLN exclusively will bill for and collect all fees charged to subscribers to use the Vegas Insider Service. Nothing in this Agreement shall limit SPLN's rights regarding charges for any aspect of the Vegas Insider Service (including any product or service offered by SPLN, whether alone or in conjunction with others, through means of the Vegas Insider Service).

         c) Tips Service. Other than as expressly provided herein with respect to promotion and integration of the Tips Co-Branded Service, SPLN shall have sole and absolute discretion to determine all aspects of the operation of the Tips Service and all matters relating to the content, structure and sequence of material appearing on the Tips Service. In addition, SPLN shall have sole and absolute discretion to determine the amount and basis of any fee charged to subscribers for use of the Tips Service, and SPLN exclusively will bill for and collect all fees charged to subscribers to use the Tips Service. Nothing in this Agreement shall limit SPLN's rights regarding charges for any aspect of the Tips Service (including any product or service offered by SPLN, whether alone or in conjunction with others, through means of the Tips Service).

9.       Proprietary Rights and License.

         a) SPLN Content and Marks. SPLN and its affiliates shall retain all right, title, and interest in the SportsLine Service, the Vegas Insider Service and the Tips Service and related intellectual

                          CONFIDENTIAL AND PROPRIETARY
                  property, and to their respective logos, trademarks, service marks, copyrights and all other intellectual property ("SPLN Intellectual Property"). Subject to the terms and conditions of this Agreement, SPLN hereby grants to Company a worldwide license to use VI, SPLN Europe and SPLN's logos, trademarks, and service marks in connection with Company's performance of its obligations hereunder during the Term; provided that such use is in accordance with VI, SPLN Europe and SPLN's then-current trademark usage guidelines, as applicable.

         b) Materials License. SPLN hereby grant, and shall cause its applicable affiliates to grant, to Company, during the Term, a non-transferable, non-exclusive, limited license to use the SportsLine Materials solely as necessary to perform Company's obligations herein.

         c) Proprietary Rights. Company acknowledges and agrees that SPLN and its affiliates own and shall retain all rights, title and interest in and to the SportsLine Materials, including, without limitation, all copies thereof and all rights to patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights inherent therein and appurtenant thereto.

         d) Expiration or Termination. Upon the expiration or earlier termination of this Agreement, all Company rights to the SportsLine Materials granted to Company hereunder shall terminate and automatically revert to SPLN and Company shall immediately discontinue the use of the SportsLine Materials and thereafter shall no longer use or have the right to use the SportsLine Materials.

         e) Proprietary Notices. SPLN shall have the right to place proprietary notices of SPLN and its suppliers on the Co-Branded Services in accordance with the terms and conditions of this Agreement.

         f) Company Content and Marks. Except for content provided by SPLN or its affiliates to Company and rights otherwise reserved to SPLN, Company shall retain all right, title, and interest in and to the Company Service and related intellectual property, and Company's logos, trademarks, service marks, copyrights and all other intellectual property ("Company Intellectual Property"). Subject to the terms and conditions of this Agreement, Company hereby grants to SPLN a worldwide license to use Company's logos, trademarks, and service marks in connection with SPLN's performance of its obligations hereunder during the Term; provided that such use is in accordance with Company's then-current trademark usage guidelines. In addition, Company hereby grants to SPLN and its affiliates a world-wide royalty free license to:

                  i) use, copy, display (privately or publicly), publish and distribute the Co-Branded Services or any portion thereof, together with all Company trademarks, service marks, trade name, and logos related thereto in any electronic medium and in connection with any demonstration, promotion or advertisement of the Co-Branded Services in any medium, whether now known or hereinafter devised; and

                  ii) store, process, retrieve, and transmit the Co-Branded Services, or any portion thereof, through the SportsLine Service, the Vegas Insider Service, and the Tips Service..

                  iii) SPLN's and its affiliates' rights hereunder shall include, but not be limited to, SPLN's right to offer end users of the Co-Branded Service the option of printing and downloading the Co-Branded Service or any portion thereof as a function of the SportsLine Service generally. The foregoing licenses shall terminate immediately upon any expiration or earlier termination of this Agreement.

         g) Approvals. Each party shall notify the other of its intended use of the other party's' trademarks, logos or any other associations that it desires to use in its advertising and promotions and any such use shall be subject to the other party's prior written consent, which consent shall not be

                          CONFIDENTIAL AND PROPRIETARY
                  unreasonably withheld. The other party shall have seven (7) days from the date of receipt of such notice to provide the requesting party with a written response. Failure to respond will be construed as consent.

10.      Representation and Warranties.

         a)       Each party represents and warrants that:

                  i) it has full power and authority to enter into this Agreement and to grant the rights and licenses granted hereunder;

                  ii) it will comply with all applicable laws, rules and regulations governing the services to be performed hereunder; and

                  iii) it possesses all copyright, trademark, patent, trade secret and similar property and other rights which are necessary for performance of this Agreement.

         b)       In addition, Company represents and warrants to SPLN that:

                  i) the Co-Branded Services, and all components thereof, and all Company Intellectual Property shall be Company's original creation or duly licensed to Company and shall not infringe the patent, copyright, trademark, trade secret or other proprietary right of any third party;

                  ii) the SportsLine Co-Branded Service shall be in compliance with the SPLN Service Content Standards.

                  iii) the Tips Co-Branded Service shall be in compliance with the Tips Service Content Standards.

                  iv) the Vegas Co-Branded Service shall be in compliance with the Vegas Insider Service Content Standards.

                  v) the Co-Branded Services shall be in compliance with the Co-Branded Services Operating Standards attached hereto as Exhibit F.

                  vi) all hardware/software used to provide the services hereunder will prior to, during or after the calendar year 2000, include or shall include, at no added cost to SPLN, design and performance so that SPLN shall not experience abnormally ending and/or invalid and/or incorrect results from the Co-Branded Service. The hardware/software used to provide the services hereunder shall ensure year 2000 computability and shall include, but not be limited to, date data century recognition, calculations that accommodate same century and multicentury formulas and date values, and date data interface values that reflect the century;

                  vii) there is no pending or, to the best of Company's knowledge, threatened litigation, including court, administrative or arbitral proceedings, which if decided adversely to Company would interfere in any material manner whatever with Company's or SPLN's rights to use the produce, maintain and distribute the Services as contemplated hereunder.

11.      Confidentiality.

         a) For purposes of this Agreement, "Confidential Information" shall mean all information disclosed by either party to the other party, including but not limited to the terms and conditions of this Agreement or any other agreement between the parties, trade secrets of the parties, any nonpublic

                          CONFIDENTIAL AND PROPRIETARY
                  information relating to a party's product plans, designs, ideas, concepts, costs, prices, finances, marketing plans, business opportunities, personnel, research, development or know-how and any other nonpublic technical or business information of a party, or such other information as may be designated as confidential by the disclosing party. Without limiting the generality of the foregoing, it is expressly agreed between the parties that the following information will be deemed to be Confidential Information, even if not expressly so marked: the capabilities, technical descriptions and source code (if any) relating to either party's released or unreleased software products or services; the marketing and promotion plans of each party's products or services; either party's financial information and business practices or policies; and each party's customer lists and customer information.

         b) All Confidential Information shall be treated as confidential by the receiving party and may not be copied, reproduced, published, disseminated or otherwise disclosed to any third party (excluding affiliated companies of SPLN) without the disclosing party's written consent or unless required by law. Each party shall use its best efforts to cause any third parties that may come into possession of any confidential information to maintain the confidentiality of such information.

         c)       Confidential Information shall not include information that:
                  (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party can demonstrate to have had lawfully in its possession without an obligation of confidentiality prior to disclosure hereunder; (iii) is independently developed by the receiving party without the use of any Confidential Information of the disclosing party as evidenced by written documentation; or (iv) the receiving party lawfully obtains from a third party who has the right to transfer or disclose it and who provides it without any obligation to maintain the confidentiality of such information.

         d) If this Agreement or any of its terms or any Confidential Information must be disclosed under any law, rule or regulation, the disclosing party shall (i) first give written notice of the intended disclosure to the other party, within a reasonable time prior to the time when disclosure is to be made, (ii) redact mutually agreed upon portions of this Agreement and any other Confidential Information to the fullest extent permitted under any applicable laws, rules and regulations, and (iii) submit a request, to be mutually agreed upon by the parties, that such portions and other provisions of this Agreement and/or any other Confidential Information receive confidential treatment under the laws, rules and regulations of the body or tribunal to which disclosure is being made or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

         e) Both parties acknowledge that the unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury, the precise measure of which may be difficult to ascertain. Accordingly, each party agrees that the aggrieved party shall have the right to seek injunctive relief from any breach of the confidentiality obligations of this Section, in addition to all other rights and remedies to which it may have. Both parties agree that each has and shall retain ownership of all of its own Confidential Information, and that upon the expiration or termination of this Agreement each party shall return and shall not retain the Confidential Information of the other party.

         f) Upon the expiration of earlier termination of this Agreement, each party shall return to the other all Confidential Information of the other party, and shall certify its compliance with the foregoing under oath if requested by the other party.

         g) This Section 11 shall survive the expiration or earlier termination of this Agreement.

12. Insurance. Company shall provide and maintain, at its own expense, general commercial liability

                          CONFIDENTIAL AND PROPRIETARY
         insurance, including product liability and advertising injury coverage, with limits of not less than [RCT] underwritten by companies rated A or better by A.M. Best, Aa or better by Moody's or AA or better by Standard & Poors, and shall cause such policy or policies to be endorsed to state that SPLN is an additional named insured thereunder. A certificate of insurance evidencing such coverage shall be furnished to SPLN within thirty (30) calendar days of the full execution of this Agreement, and within ten (10) calendar days after any renewal or replacement thereof. Company shall make all such policies available to SPLN for inspection upon SPLN's request. Such insurance policy or policies shall provide that the insurer shall not terminate or materially modify such policy or remove SPLN as additional named insured without prior written notice to SPLN at least thirty (30) calendar days in advance thereof. A breach of this Section 12 shall be deemed a material breach of this Agreement.


13.      Indemnification.

         a) Indemnification by Company. Subject to the conditions set forth in sub-section (c) below, Company shall indemnify and hold harmless SportsLine and its affiliated companies and their respective officers, directors and employees from and against, without limitation, any and all claims, costs, liabilities, obligations, judgments, fines, penalties, expenses or damages (including reasonable attorneys' fees and court costs) arising from or related to any cause of action brought against SLPN or any of its affiliated companies or their respective officers, directors and employees by any person or entity that is not a party to this Agreement (other than Company's affiliated companies or their respective officers, directors or employees) arising from or related to
                  (i) the Company Service, (ii) the Co-Branded Services, (iii) any breach by Company of any representation or warranty set forth in this Agreement, and (iv) in connection with any of the foregoing, including, without limitation, claims by end users with respect to payments due to such end users and any claim of any regulatory agencies (e.g. FTC claims).

         b) Indemnification by SPLN. Subject to the conditions set forth in sub-section (c) below SPLN shall indemnify and hold harmless Company and its affiliated companies and their respective officers, directors and employees from and against, without limitation, any and all claims, costs, liabilities, obligations, judgments, fines, penalties, expenses or damages (including reasonable attorneys' fees and court costs) arising from or related to any cause of action brought against Company or any of its affiliated companies or their respective officers, directors and employees by any person or entity that is not a party to this Agreement (other than SPLN's affiliated companies or their respective officers, directors or employees) arising from or related to any breach by SPLN of any representation or warranty set forth in this Agreement.

         c)       Conditions Precedent to Duty of Indemnification.

                  i) Notice. A party seeking indemnification under this section shall give prompt written notice to the indemnifying party of the commencement or assertion of any claim or action in respect of which such indemnified party shall seek indemnification hereunder.

                  ii) Settlement; Compromise; Admission of Liability. With respect to any claim or action with respect to which a party seeks indemnification, such party shall obtain the prior written approval of the other party before entering into or making any settlement, compromise, admission or acknowledgment (whether by agreement, consent judgment or otherwise) of the validity of such claim or action, which approval may be conditioned upon the procuring a release of the other party and its affiliated companies and their respective officers, directors and employees and confidentiality of any such settlement or compromise, and, in all events, which approval shall not be unreasonably withheld.

         d) Cooperation. The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this section and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings,

                          CONFIDENTIAL AND PROPRIETARY
                  hearings, trials, and appeals as may be reasonably requested.

         e) Survival. This Section 13 shall survive the expiration or earlier termination of this Agreement.

14. Limitation Of Liability. NOTWITHSTANDING ANYTHING STATED OR IMPLIED TO THE CONTRARY HEREIN, EXCEPT WITH A PARTY'S DUTY OF CONFIDENTIALITY (PURSUANT TO PARAGRAPH 11 ABOVE) AND INDEMNIFICATION (PURSUANT TO PARAGRAPH 13 ABOVE) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR EXEMPLARY, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, IN ANY MANNER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE BREACH OF ANY TERM, COVENANT, REPRESENTATION, WARRANTY OR OBLIGATION CONTAINED HEREIN, EVEN IF FORESEEABLE AND/OR ADVISED IN ADVANCE OF THE POSSIBLITY OF SUCH DAMAGES. This Section 14 shall survive the expiration or earlier termination of this Agreement.

15. Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ALL SERVICES PROVIDED BY EITHER PARTY HEREUNDER, INCLUDING BUT NOT LIMITED TO THE USE OF HARDWARE AND/OR ANY SOFTWARE, ARE "AS IS' WITHOUT WARRANTY OF ANY KIND, AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN ADDITION, NEITHER PARTY SHALL BE RESPONSIBLE FOR THE LOSS OF DATA OR SERVICES RESULTING FROM DELAYS, NONDELIVERIES, MIDSDELIVERIES, OR SERVICE INTERRUPTION, NOR FOR THE ACCURACY, QUALITY OR NATURE OF INFORMATION OBTAINED THROUGH ITS SERVICES, NOR THE CONSEQUENCES ARISING FROM OR RELATED TO ANY VIRUSES TRANSMITTED THROUGH ITS SERVERS. This
         Section 15 shall survive the expiration or earlier termination of this Agreement.

16.      Termination.

         a) Except as otherwise expressly provided herein, in the event of a material breach of this Agreement by either party, the other party may terminate this Agreement on thirty (30) calendar days' written notice to the breaching party unless the breach is corrected within the thirty (30) day period. Termination under this paragraph shall not affect the right of the non-breaching party to recover damages from the breaching party. No expiration or termination of this Agreement shall affect or impair either party's rights or remedies under this Agreement that have accrued or arisen as of or prior to such termination. Following the effective date of termination, no further obligations of either party to the other shall accrue under this Agreement, provided that termination shall not relieve either party of any obligations arising prior to the effective date of termination.

         b) In addition to termination under Section 16(a), SPLN shall have the right to terminate this Agreement immediately:


                  i) in the event of a Change of Control of Company to a [RCT] (including, without limitation Advertising Competitors and Service Competitors) (for purposes of the foregoing, a "Change of Control" means (A) the consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the applicable party's assets; or (B) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (x) the then outstanding shares of common stock of the applicable party; or
                           (y) the combined voting power of the then outstanding voting securities of the applicable party entitled to vote generally in the election of directors.); and


                          CONFIDENTIAL AND PROPRIETARY

                  ii) without liability if Company breaches of the SportsLine Service Content Standards, the Vegas Insider Service Content Standards, or the Tips Service Content Standards or any other restrictions herein relating to gambling, pornography or alcohol.

17. Remedies. Except as otherwise specifically provided herein, the rights and remedies granted to a party under this agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity.

18. Relationship of the Parties. The parties to this Agreement are independent contractors, and this Agreement shall not be construed to create a partnership, joint venture, employment or principal agent relationship between the parties. Each party shall be solely responsible to compensate any employees, agents or representatives employed or engaged by it to perform duties under this Agreement and for all taxes, imposts, duties and all charges of any governmental authority arising from its or his activities under this Agreement. Neither SPLN nor Company, nor any person or entity employed by either SPLN or Company, are authorized to make any warranty concerning the other party or incur or assume any obligation or liability for the other party.

19. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to be given or made when received (or upon refusal of delivery) by overnight courier, U.S. mail, registered or certified, first class, postage prepaid, or confirmed facsimile (with a copy via one of the aforementioned forms of delivery promptly thereafter) to the following address or addresses or such other address or addresses as either party may designate in writing to the other in accordance with this paragraph:

        If to SPLN:          SportsLine USA, Inc.                 With a copy to:     SportsLine USA, Inc.
                             6340 NW 5th Way                                          6340 NW 5th Way
                             Ft. Lauderdale, Florida 33309                            Ft. Lauderdale, Florida 33309
                             Attn: President                                          Attn: VP, Legal & Business Affairs
                             Facsimile:  (954) 351-9175                               Facsimile:  (954) 351-9175

        If to Company:       Predict It Corporation
                             694 8th Avenue, 5th Floor
                             New York, NY, 10036
                             Attn: President
                             Facsimile:  212-217-1201


20. Force Majeure. Neither party shall be in default of this Agreement if failure to perform any obligation hereunder is caused by supervening conditions beyond the party's control, including acts of God, civil commotion, strikes, labor disputes, governmental demands or requirements, or a service interruption from an underlying carrier or service provider.

21. Press Releases. The parties intend to issue a mutually agreed upon jointly developed press releases at a mutually agreed upon time following the execution of this Agreement. Neither party will issue any additional press releases regarding this Agreement or the relationship between the parties without the prior written consent of the other party, which shall not be unreasonably withheld.

22. Amendment; Waiver. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by the party against whom enforcement is sought. Any of the terms and conditions of this Agreement may be waived at any time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of the provision or of any other provision hereof.

                          CONFIDENTIAL AND PROPRIETARY

23. Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

24. Interpretation. This Agreement has been negotiated by the parties and their respective counsel and shall be interpreted without any strict construction in favor of or against either party.

25. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. Company hereby consents to personal jurisdiction and venue in a court of competent jurisdiction in Broward County, Florida or other jurisdiction in which SPLN may have its principal place of business.

26. Assignment. Neither party may assign its rights nor delegate its duties under this Agreement, in whole or in part, without the other party's written consent (which will not be unreasonably withheld nor delayed), except that SPLN may assign its rights or delegate its duties under this Agreement, in whole or in part, without the Company's consent, to a SPLN affiliate or in connection with a merger, reorganization or sale of all, or substantially all, of SPLN's assets.

27. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings, written or oral between the parties with respect to the subject matter hereof.

28. Headings. Section and paragraph headings are for convenience only and shall not be deemed a part of this Agreement.

29. Execution in Counterparts. This Agreement may be executed by the parties in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SportsLine USA, Inc.                            PredictIt, Inc.

By:  /s/ Michael Levy                           By:   /s/ Bob Jacobs
   ------------------------------                   ---------------------------
Name:    Michael Levy                           Name:    Bob Jacobs
Title:   President                              Title:   Sr. Vice President

Date:                                           Date:
     ----------------------------                     -------------------------

                             ***** END OF PAGE *****

                          CONFIDENTIAL AND PROPRIETARY

The following exhibits have been intentionally omitted:

Exhibit A -- SPLN Service Content Standards
Exhibit B -- Vegas Insider Service Content Standards
Exhibit C -- TIPS Service Content Standards
Exhibit D -- Marketing and Promotional Schedule
Exhibit E -- Usage Reports
Exhibit F -- Co-Branded Services Operating Standards

The Company agrees to furnish supplementally a copy of the omitted Exhibits upon the Commission's request.